Exhibit 10.22.4
CONSENT AND AMENDMENT NO. 5
TO REVOLVING CREDIT AND SECURITY AGREEMENT
     THIS CONSENT AND AMENDMENT NO. 5 (this “Agreement”) is entered into as of October 5, 2009, by and between DIGITAL RECORDERS, INC. (“DR”), TWINVISION OF NORTH AMERICA, INC. (“TVna”, collectively with DR, each a “Borrower”, and collectively the “Borrowers”), DRI CORPORATION (“DRI”, DRI and the Borrowers, each a “Loan Party, and collectively, the “Loan Parties”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).
BACKGROUND
     Loan Parties, Lenders and Agent are parties to that certain Revolving Credit and Security Agreement dated June 30, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.
     Loan Parties have requested that Agent and Lenders amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.
     NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms not otherwise defined or amended herein shall have the meanings given to them in the Loan Agreement.
     2. Consent.
          (a) Notwithstanding anything to the contrary contained in the Loan Agreement, the Agent and Lenders consent to DRI issuing the Series K Preferred Stock (as defined below), so long as the net proceeds are utilized (i) to repay outstanding Advances and to use Advances to make a recallable equity investment in Mobitec AB on or after the Fifth Amendment Effective Date in an amount not to exceed the Contribution Amount and (ii) make a prepayment of the Subordinated Notes; provided that (x) the amount of the proceeds applied to repay Advances must be equal to or greater than the Contribution Amount (as defined below) and (y) the amount of the proceeds applied to prepay the Subordinated Notes may not exceed the Prepayment Amount.
          (b) Notwithstanding anything to the contrary contained in Section 1 of the Intercreditor Agreement, Agent and Lenders consent to the prepayment of the Subordinated Notes by DRI with a portion of the proceeds of the Series K Preferred Stock in an amount not to exceed the Prepayment Amount.

          (c) Notwithstanding anything to the contrary contained in the Intercreditor Agreement or Section 7.21 of the Loan Agreement, the Agent and Lenders hereby consent to the amendment of the Junior Agreement (as defined in the Intercreditor Agreement) and the Warrant (as defined in the Junior Agreement), in each case substantially in the forms set forth as Exhibit A hereto.
     3. Amendment. Subject to the satisfaction of Section 3 below, the Loan Agreement is hereby amended as follows:
          (a) Section 1.2 of the Credit Agreement is hereby amended by inserting the following defined terms in appropriate alphabetical order:
     “Contribution Amount” means, if DRI receives gross proceeds from the issuance of the Series K Preferred Stock of (i) no more than $3,500,000, $1,000,000, (ii) $5,000,000 or more, $1,500,000, and (iii) in excess of $3,500,000, but less than $5,000,000, $1,000,000 plus the Contribution Excess Amount.
     “Contribution Excess Amount” means the lesser of (i) $500,000 and (ii) an amount determined by multiplying (x) the quotient (expressed as a percentage) of (a) the amount by which gross proceeds from the issuance of the Series K Preferred Stock exceed $3,500,000, divided by (b) $1,500,000, by (y) $500,000.
     “Fifth Amendment” means that certain Amendment No. 5 to the Revolving Credit and Security Agreement, dated as of October 5, 2009, among the Loan Parties, the Agent and the Lenders.
     “Fifth Amendment Effective Date” has the meaning set forth in the Fifth Amendment.
     “Prepayment Amount” means, if DRI receives gross proceeds from the issuance of the Series K Preferred Stock of (i) no more than $3,500,000, $250,000, (ii) $5,000,000 or more, $1,000,000, and (iii) in excess of $3,500,000, but less than $5,000,000, $250,000 plus the Prepayment Excess Amount.
     “Prepayment Excess Amount” means the lesser of (i) $750,000 and (ii) an amount determined by multiplying (x) the quotient (expressed as a percentage) of (a) the amount by which gross proceeds from the issuance of the Series K Preferred Stock exceed $3,500,000, divided by (b) $1,500,000, by (y) $750,000.
     “Series K Preferred Stock” means the Series K Senior Convertible Preferred Stock of DRI, issued on or about the Fifth Amendment Effective Date, the net proceeds of which are to be applied (i) in repayment of outstanding Advances and to use Advances to make a recallable equity investment in Mobitec AB on or after the Fifth Amendment Effective Date in an amount not to exceed the Contribution Amount and (ii) to make a prepayment of the Subordinated Note; provided that the amount of the proceeds applied to repay Advances must be equal to or greater than the Contribution Amount.

     (b) Section 2.22 of the Loan Agreement is hereby amended by deleting the word “and” where it appears immediately before sub-clause (iii) of clause (a) thereof, and by inserting the following sub-clause immediately prior to the period at the end of such clause (a):
“and (iv) make a recallable equity investment in Mobitec AB on or after the Fifth Amendment Effective Date in an amount not to exceed the Contribution Amount”.
     (c) Section 3.4(a) of the Loan Agreement is hereby amended by deleting the amount “$2,000” appearing therein and inserting “$2,500” in lieu thereof.
     (d) Section 3.4(b) of the Loan Agreement is hereby amended by deleting the amount “$750” appearing therein and inserting “$850” in lieu thereof.
     (e) Section 7.4 of the Loan Agreement is hereby amended by deleting the word “and” where it appears immediately prior to clause (f) thereof, and by inserting the following clause immediately prior to the period at the end of such paragraph:
“and (g) a recallable equity investment in Mobitec AB in an amount not to exceed the Contribution Amount”.
     (f) Section 7.7 of the Loan Agreement is hereby amended by deleting “$150,000” from clause (ii) of the proviso therein, and substituting therefor “the sum of (a) $150,000 plus (b) the result of 9.5% of the amount of Series K Preferred Stock issued by the Guarantor on or prior to October 31, 2009”.
     (g) Section 7.10 of the Loan Agreement is hereby amended by amending clause (y) of the second sentence thereof to read in its entirety as follows:
“(y) any such transactions, capital contributions, investments and transfers, which, in the aggregate for all such events, do not exceed $2,000,000 plus the Contribution Amount”.
     (h) Section 7.15 of the Loan Agreement is hereby amended by adding the following proviso immediately prior to the period at the end of such paragraph:
“provided, that DRI shall be permitted to adopt the Certificate of Designation of, and amend its Articles of Incorporation to authorize, the Series K Preferred Stock”.
     (i) Section 7.17 of the Loan Agreement is hereby amended by adding the following proviso to the end of clause (y) thereof:
“provided, that on or after the Fifth Amendment Effective Date, the Loan Parties may make a prepayment of the Indebtedness outstanding under the Subordinated Note with the proceeds of the issue of Series K Preferred Stock in an amount not to exceed the Prepayment Amount”.

     4. Conditions of Effectiveness. This Agreement shall become effective when Agent shall have received (x) four (4) copies of this Agreement executed by the Required Lenders and each Loan Party and (y) a copy of an amendment to the Subordinated Notes in form and substance satisfactory to Agent.
     5. Representations, Warranties and Covenants. Each Loan Party hereby represents, warrants and covenants as follows:
     (a) This Agreement and the Loan Agreement constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms.
     (b) Upon the effectiveness of this Agreement, each Loan Party hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement.
     (c) The execution, delivery and performance of this Agreement and all other documents in connection therewith has been duly authorized by all necessary corporate action, and does not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Loan Party
     (d) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this letter amendment.
     (e) No Loan Party has any defense, counterclaim or offset with respect to the Loan Agreement or the Obligations.
     6. Effect on the Loan Agreement.
     (a) Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby. Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. This Agreement shall constitute an “Other Document” for all purposes under the Loan Agreement.
     (b) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
     7. Release. The Loan Parties hereby acknowledge and agree that: (a) neither they nor any of their Affiliates have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Loan Parties under the Loan Agreement and the Other Documents. Notwithstanding the foregoing, Agent and each Lender wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Loan Parties (for themselves and their Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent of fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control of any of the assets of agreements contained therein, or the possession, use, operation or control of any of the assets of the Loan Parties, or the making of any advance, or the management of such advance or the Collateral.
     8. Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law rules that would defer to the substantive law of another jurisdiction).
     9. Cost and Expenses. Loan Parties hereby agree to pay the Agent, on demand, all costs and reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred in connection with this Agreement and any instruments or documents contemplated hereunder.
     10. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     11. Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in one or more counterparts of the entire document or of the signature pages hereto, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. Any signature received by facsimile or electronic transmission shall be deemed an original signature hereto.
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     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent
By:	/s/ John Trieu
	Name:	John Trieu
	Title:	Vice President

DRI CORPORATION
By:	/s/ Stephen P. Slay
	Name:	Stephen P. Slay
	Title:	Chief Financial Officer

DIGITAL RECORDERS, INC.
By:	/s/ Stephen P. Slay
	Name:	Stephen P. Slay
	Title:	Chief Financial Officer

TWINVISION OF NORTH AMERICA, INC.
By:	/s/ Stephen P. Slay
	Name:	Stephen P. Slay
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 5]